UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2007
VESTIN FUND III, LLC.
(Exact name of registrant as specified in its charter)

Nevada	333-105017	87-0693972
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8379 WEST SUNSET ROAD
LAS VEGAS, NEVADA 89113
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 227-0965

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2007, John W. Alderfer resigned as the Chief Financial Officer of Vestin Group Inc. (Vestin Group), the parent company of our manager. Mr. Alderfer had functioned as the equivalent of our Chief Financial Officer. He also resigned as a Director and the Chief Financial Officer of Vestin Realty Mortgage I, Inc. (VRM I) and Vestin Realty Mortgage II, Inc. (VRM II). Mr. Alderfer is a party to an employment, non-competition and confidentiality contract with Vestin Group which expire on December 31, 2008.

On March 21, 2007, Rocio Revollo, 45, was appointed to be the Chief Financial Officer of Vestin Group, the parent company of our manager. In that capacity, she will function as the equivalent of our Chief Financial Officer. Ms. Revollo was also appointed Chief Financial Officer of VRM I and VRM II. Ms. Revollo was the Corporate Controller of Vestin Group from June 2005 to March 2007. Ms. Revollo previously served as Corporate Controller for Sobel Westex from January 2002 through May 2005. From April 1999 to December 2001, Ms. Revollo was a financial consultant for Re:Source Connections. Ms. Revollo is a Certified Public Accountant and worked for the accounting firm of KPMG LLP. She received a Bachelor of Business Administration degree in Accounting and a Bachelor of Arts degree in Communication Studies from the University of Nevada, Las Vegas. Ms. Revollo is an at-will employee of Vestin Group and is not a party to an employment, non-competition or confidentiality agreement with our manager, Vestin Group or us. Ms. Revollo is compensated by Vestin Group; she will not receive any compensation from us.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VESTIN FUND III, LLC

	By	Vestin Mortgage, Inc., its sole manager

Date: March 23, 2007	By	/s/ Rocio Revollo
Rocio Revollo
Chief Financial Officer